Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Perion Network Ltd. Equity Incentive Plan (formerly known as the 2003 Israeli Share Option Plan), of our report dated March 16, 2020, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries for the year ended December 31, 2019, appearing in the Annual Report filed with the Securities and Exchange Commission on March 16, 2020 on Form 20-F.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
March 16, 2020	A member of Ernst & Young Global